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                                                                   EXHIBIT 10.32


                        SEPARATION AND RELEASE AGREEMENT

         This SEPARATION AND RELEASE AGREEMENT (the "Agreement") is made and entered into by and between PLANETCAD INC., ("PlanetCAD") and Bruce Morgan ("Mr. Morgan") (collectively "parties") and shall be effective on the date on which Mr. Morgan executes it (the "Effective Date").

                                   I. RECITALS

         WHEREAS, effective as of December 31, 2000, Mr. Morgan's employment as Chief Executive Officer and any and all other employment positions that Mr. Morgan may have held at PlanetCAD or its subsidiaries shall cease; and

         WHEREAS, the parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein; and

         WHEREAS, the mutual considerations expressed herein are deemed by each party sufficient for their respective promises and covenants; and

         WHEREAS, Mr. Morgan accepts the benefits of this Agreement with the acknowledgment that by its terms he has been fully and satisfactorily compensated.

                                  II. COVENANTS

         THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is hereby agreed by and between the parties hereto as follows:

1. TERMINATION OF EMPLOYMENT AND CONSULTING. As of December 31, 2000, ("Separation Date") Mr. Morgan's employment as Chief Executive Officer and any and all other employment positions that Mr. Morgan may have held at PlanetCAD or its subsidiaries shall cease and Mr. Morgan shall serve solely as a consultant as provided in this paragraph 1. From the Separation Date until the one-year anniversary thereof (the "Consulting Period"), Mr. Morgan shall provide continuing services as a consultant to PlanetCAD on an as-requested basis; provided that (a) Mr. Morgan shall not be required to report to work regularly at Planet CAD's facility, but shall provide such consulting services as are reasonably requested from time to time by Planet CAD's chief executive officer or his designee, at such times and places as PlanetCAD shall reasonably request, and (b) PlanetCAD shall reimburse Mr. Morgan for out-of-pocket expenses that he reasonably and necessarily incurs in connection with providing such consulting services, so long as Mr. Morgan seeks and receives prior approval of such expenses; and (c) PlanetCAD shall exercise reasonable efforts to eliminate or minimize the extent to which its requests for consulting services create scheduling conflicts with respect to other business matters in which Mr. Morgan may be engaged; PlanetCAD will reimburse Mr. Morgan for the expenses that he incurs in continuing, during the Consulting Period, his benefits, as permitted by COBRA. All options granted to Mr. Morgan pursuant to PlanetCAD's 1996 Equity Incentive Plan (the Plan") shall cease vesting and be exercisable pursuant to the terms of the option agreements and the Plan, provided that for all purposes the effective date of the termination of Mr. Morgan's




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employment shall be December 31, 2000. If Mr. Morgan does not exercise his right of revocation under paragraph 18(b), below, then:

                  a. all such option agreements shall be deemed amended by this agreement such that all such options shall be deemed to be non-qualified stock options, and not incentive stock options, and such that all vested options shall remain exercisable until December 31, 2005; but such option agreements shall otherwise remain in full force and effect according to their terms; and

                  b. within ten business days after the Effective Date, PlanetCAD shall grant Mr. Morgan non-qualified options to purchase 87,500 shares of PlanetCAD common stock, which options shall be fully vested on the grant date, which shall carry an exercise price equal to the fair market value of PlanetCAD's common stock as of the date of the grant, and which shall be subject to the terms and conditions of the standard form of PlanetCAD sock option agreement and the then-current PlanetCAD equity incentive plan.

         2. BONUS. For the consideration set forth in this Agreement, and in recognition of Mr. Morgan's efforts in negotiating and closing the sale of the component software division to Spatial Corp., a wholly owned subsidiary of Dassault Systemes Corp., PlanetCAD shall pay to Mr. Morgan the sum of $250,000, less legally required withholdings, within 10 days of the execution of this Agreement by Mr. Morgan.

         3. LOAN FORGIVENESS. As of the Effective Date, the Company shall forgive all outstanding principal and interest payable to it by Mr. Morgan under that certain promissory note, a copy of which is attached as Exhibit B, and shall mark the note "cancelled" and return it to Mr. Morgan.

         4. ACKNOWLEDGEMENT AND COVENANT NOT TO COMPETE PAYMENT. Except as provided for in paragraph 2, Mr. Morgan acknowledges and agrees that before the effective date of this Agreement he had been paid all sums that he had earned, or to which he otherwise was entitled, in connection with his employment with PlanetCAD. If Mr. Morgan does not exercise his right of revocation under paragraph 18(b), below, and thereafter complies with his obligations under this Agreement, in consideration for compliance with the obligations under this Agreement, PlanetCAD shall pay Mr. Morgan a covenant not to compete payment in the total amount of $250,000, in 24 semimonthly installments in accordance with PlanetCAD's standard payment practices, during the Consulting Period. Mr. Morgan will be responsible for all taxes related to this payment.

         5. OTHER COMPENSATION. Except as expressly provided herein, Mr. Morgan acknowledges and agrees that he will not receive (nor is he entitled to receive) any additional consideration, payments, reimbursements, incentive payments, stock, equity interests, or benefits of any kind. Mr. Morgan also acknowledges and agrees that neither this Agreement, nor any other agreement which he has with PlanetCAD, creates any obligation on the part of PlanetCAD to repurchase any shares of PlanetCAD stock owned by Mr. Morgan at any time.




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         6. DENIAL OF LIABILITY. The parties acknowledge that any payment by
PlanetCAD and any release by Mr. Morgan pursuant to this Agreement are made in compromise of disputed claims; that in making any such payment or release, PlanetCAD and Mr. Morgan in no way admit any liability to each other; and that the parties expressly deny any such liability.

         7. NONDISPARAGEMENT. Mr. Morgan and PlanetCAD agree that neither party will at any time disparage the other to third parties in any manner likely to be harmful to the other party, their business reputation, or the personal or business reputation of its directors, shareholders and/or employees. Notwithstanding the prohibition in the preceding sentence, each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

         8. PLANETCAD PROPERTY. Immediately preceding the Separation Date, Mr. Morgan agrees to return to PlanetCAD all PlanetCAD documents (and all copies thereof) and any and all other PlanetCAD property in his possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, PlanetCAD files, notes, cellular telephones, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of PlanetCAD and all reproductions thereof (collectively, "PlanetCAD Information"). Notwithstanding any other provision of this agreement, until the end of the Consulting Period Mr. Morgan shall be entitled to retain, and use in connection with his performance of the consulting services contemplated by paragraph 1, above, such PlanetCAD Information as is necessary for the performance of such services, provided that at the end of the Consulting Period Mr. Morgan shall return all such PlanetCAD information to PlanetCAD, and not retain any such PlanetCAD Information in any form. In addition, this agreement shall not prohibit Mr. Morgan from making and retaining a paper and/or electronic copy of his personal contact database.

         9. RESIGNATION FROM BOARD. Effective on the Separation Date, Mr. Morgan hereby resigns his seat on PlanetCAD's Board of Directors (the "Board").

         10. NONSOLICITATION, NONDISCLOSURE OF PROPRIETARY INFORMATION, NONCOMPETITION. Mr. Morgan acknowledges and agrees that he has executed and is and shall be bound by the Proprietary Information Agreement attached as Exhibit A, which is and shall remain a separate and distinct agreement between Mr. Morgan and PlanetCAD and which shall survive the execution of this agreement. Nothing in this agreement shall be construed to narrow, supercede, modify or affect in any way the obligations of Mr. Morgan imposed by that or any other agreement, law, or other source.

         11. CONFIDENTIALITY OF AGREEMENT. Mr. Morgan and PlanetCAD acknowledge that confidentiality and nondisclosure are material considerations for the parties entering into this Agreement. As such, the provisions of this Agreement shall be held in strictest confidence by Mr. Morgan and PlanetCAD and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, the print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, reports or faxes, or




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any source likely to result in publication or computerized access.
Notwithstanding the prohibition in the preceding sentence: (a) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) PlanetCAD may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (c) the parties may disclose this Agreement upon request from any government entity or court of law; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law, including without limitation as required by any form of securities-related statute or regulation.

         12. COVENANT NOT TO COMPETE. During the Consulting Period, Mr. Morgan shall not, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with PlanetCAD anywhere in the world (the "Protected Region") in: (i) the development, implementation, marketing or sale of automated solutions for manufacturing and design engineers to enable data interchange, improve data quality and streamline the manufacturing process; or (ii) any other line of business in which PlanetCAD was engaged at the Effective Date; or (iii) any other line of business into which PlanetCAD, during Mr. Morgan's employment with PlanetCAD, formed an intention to enter during the Consulting Period. This covenant shall not prohibit Mr. Morgan from owning less than two percent of the securities of any competitor of PlanetCAD, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market. Mr. Morgan acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the nature and geographic scope of PlanetCAD's business operations and the nature of Mr. Morgan's position with PlanetCAD. Mr. Morgan also acknowledges that while employed by PlanetCAD, Mr. Morgan has had access to information that would be valuable or useful to PlanetCAD's competitors, and therefore acknowledges that the foregoing restrictions on Mr. Morgan's future activities are fair and reasonable.

Mr. Morgan acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statute Section 8-2-113(2):

                  Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

                  ...

                  (b)      Any contract for the protection of trade secrets;

                  ...

                  (d) Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.


Mr. Morgan acknowledges that this Agreement is a contract for the protection of trade secrets within the meaning of Section 8-2-113(2)(b) and is intended to protect the Confidential Information and Confidential Records identified above and that during his employment with PlanetCAD he




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served as an executive or manager, or professional staff to an executive or manager, within the meaning of Section 8-2-113(2)(d).

         13. RELEASE OF CLAIMS BY MR. MORGAN. For the consideration set forth in this Agreement and the mutual covenants of PlanetCAD and Mr. Morgan, Mr. Morgan hereby releases, acquits and forever discharges PlanetCAD and its affiliated corporations and entities, predecessors, officers, directors, agents, representatives, servants, attorneys, employees, shareholders, heirs, personal representative, spouses, beneficiaries, executors, trustees, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. Morgan's employment with PlanetCAD or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in PlanetCAD; vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; attorney's fees, costs, or any other expenses under Title VII of the Civil Rights Act of 1964, as amended; the Employment Retirement Income Security Act; the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Colorado Discrimination and Unfair Employment Act, tort law; wrongful discharge; discrimination; harassment; fraud; negligence, breach of fiduciary duty; claims for expense reimbursement; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing. Mr. Morgan warrants and represents that he has not filed or otherwise made or asserted any claim, complaint, or charge against PlanetCAD or any predecessor, affiliate or agent thereof with any entity including without limitation the Equal Employment Opportunity Commission and any local, state or federal administrative body or court. Mr. Morgan agrees that in the event he brings a claim or charge covered by this release or does not dismiss and withdraw any claim covered by this release, in which he seeks damages or any other relief against PlanetCAD or in the event he seeks to recover against PlanetCAD in any claim brought by a governmental agency on his behalf, this Agreement shall serve as a complete defense to such claims or charges. By this provision, Mr. Morgan does not waive any right he has to assert claims in the future based upon any act or omission committed by PlanetCAD after the Effective Date of this Agreement. In addition nothing in this release shall impair Mr. Morgan's rights to be defended or indemnified by PlanetCAD or its insurance carriers for any claim made against him arising out of or relating to his work for PlanetCAD.

         14. PLANETCAD RELEASE OF MR. MORGAN. PlanetCAD, for itself and its affiliates, (collectively, "PlanetCAD Releasers"), hereby fully and forever releases and discharges Mr. Morgan, his heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any PlanetCAD Releaser on account of Mr. Morgan's employment with PlanetCAD or separation therefrom, all of whom are collectively




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referred to as "PlanetCAD Releasees," of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, including but not limited to negligence, negligent misrepresentation, lack of due care and poor performance, that PlanetCAD Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring before the Effective Date, without regard to present actual knowledge of such acts or omissions; EXCEPT as specifically provided otherwise in this agreement; and EXCEPT claims arising from or relating to any intentional misconduct on the part of Mr. Morgan.

         15. TAX CONSEQUENCES. Mr. Morgan agrees to pay all taxes due in connection with payment or other benefits he receives under this Agreement, and to indemnify PlanetCAD for and hold PlanetCAD harmless from any and all taxes, interest, penalties and all related costs and expenses asserted against or incurred by PlanetCAD in connection with any failure to withhold or pay taxes due on any consideration provided by PlanetCAD pursuant to this Agreement, and/or the loan forgiveness reflected in paragraph 3, above. Mr. Morgan expressly acknowledges that PlanetCAD has not made, nor herein makes, any representation about the tax consequences of any consideration provided by PlanetCAD to Mr. Morgan pursuant to this Agreement, and that he understands that he should seek professional tax advice before executing this Agreement.

         16. ADMINISTRATIVE MATTERS. Mr. Morgan covenants that following the Effective Date he will not take any action, or encourage any other person to take any action, calculated or likely to result in the initiation or an inquiry, investigation or other action concerning PlanetCAD, with respect to circumstances arising prior to the Effective Date, by any federal, state or local governmental body or agency, and that were he to do so he would commit a material breach and default under this Agreement, for which PlanetCAD would be entitled to return of all sums paid to Mr. Morgan under this Agreement and, in addition, all remedies available to PlanetCAD pursuant to applicable law, including specific performance of this covenant. Mr. Morgan does not intend to take any such action, nor encourage any other person to take any such action, nor is he aware of any circumstances that would support the basis for such action. Mr. Morgan shall not be in breach of this provision should he take any such action, or encourage any other person to take any such action, calculated or likely to result in the initiation or an inquiry, investigation or other action concerning PlanetCAD, with respect to circumstances arising after the Effective Date, by any federal, state or local governmental body or agency.

         17. COVENANT OF COOPERATION IN LITIGATION. Mr. Morgan acknowledges that because of his position with PlanetCAD, he may possess information that may be relevant to or discoverable in litigation in which PlanetCAD is involved or may in the future be involved. Mr. Morgan agrees that he shall testify truthfully in connection with any such litigation, shall cooperate with PlanetCAD in connection with such litigation, and that his duty of





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cooperation shall include an obligation to meet with PlanetCAD representatives and/or counsel concerning such litigation for such purposes, and at such times and places, as PlanetCAD deems necessary, in its sole discretion, and to appear for deposition upon PlanetCAD's request and without a subpoena. Mr. Morgan shall not be entitled to any compensation in connection with his duty of cooperation, except that PlanetCAD may reimburse Mr. Morgan for reasonable out-of-pocket expenses that he incurs in honoring his obligation of cooperation.

         18. ACKNOWLEDGMENT OF RIGHTS UNDER THE OLDER WORKER'S BENEFITS PROTECTION ACT.

                  (a) Mr. Morgan agrees and acknowledges that he: (i) understands the language used in this Agreement and the Agreement's legal effect; (ii) understands that by signing this Agreement he is giving up the right to sue PlanetCAD for age discrimination; (iii) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (iv) has been advised by PlanetCAD to consult with an attorney and tax advisor before signing this Agreement; and (v) was given no less than twenty-one days to consider whether to sign this Agreement.

                  (b) For a period of seven days after the Effective Date, Mr. Morgan may, in his sole discretion, rescind this Agreement, by delivering a written notice of recision to PlanetCAD. If Mr. Morgan rescinds this Agreement within seven calendar days after the Effective Date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Mr. Morgan does not rescind this Agreement within seven calendar days after the Effective Date, this Agreement shall become final and binding and shall be irrevocable.

         19. NO THIRD-PARTY RIGHTS. The parties agree that by making this Agreement they do not intend to confer any benefits, privileges, or rights to others. The Agreement is strictly between the parties hereto, subject to the terms of paragraph 22 below, and that it shall not be construed to vest in any other the status of third-party beneficiary.

         20. VOLUNTARY AND KNOWINGLY. Mr. Morgan acknowledges that in executing this Agreement, he has reviewed it and understands its terms and has had an opportunity and was advised to seek guidance from counsel of his own choosing, and was fully advised of his rights under law, and acted knowingly and voluntarily.

         21. DUTY TO EFFECTUATE. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

         22. ENTIRE AGREEMENT. This Agreement, including the incorporated Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between Mr. Morgan and PlanetCAD with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in writing signed by Mr. Morgan and the President and CEO of PlanetCAD Inc.




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         23. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns.

         24. APPLICABLE LAW. The parties agree and intend that this Agreement be construed and enforced in accordance with the laws of the State of Colorado.

         25. FORUM. Any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado. No such action may be brought in any forum outside the State of Colorado. Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counterclaiming, or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney's fees incurred in successfully dismissing the action or successfully transferring the action to a forum located within the State of Colorado.

         26. SEVERABLE. If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable.

         27. ENFORCE ACCORDING TO TERMS. The parties intend this Agreement to be enforced according to its terms.

         28. ATTORNEY'S FEES. The prevailing party in an action to enforce the terms of this Agreement shall be entitled to its reasonable costs, expenses, and attorney's fees.

         29. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.




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         IN WITNESS WHEREOF, the parties have duly authorized and caused this
Agreement to be executed as follows:

Bruce Morgan                             PLANETCAD  INC.
An individual

/s/ R. Bruce Morgan                      By: /s/ Richard M. Sowar
- ----------------------------------          ---------------------------
Bruce Morgan
                                         Its: Chairman
                                             --------------------------

Date:    12/28              , 2000       Date: Dec. 28                  , 2000
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